Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Johnson Controls International plc (formerly Tyco International plc) on Form S-8 (No. 333-200320) of our report dated June 21, 2017 on our audit of the financial statement of Tyco International Retirement Savings and Investment Plan as of December 31, 2016, which report is included in this Annual Report on Form 11-K to be filed on or about June 22, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
June 22, 2018